Exhibit 5.1


              OPINION OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP


July 24, 2000

Valence Technology, Inc.
301 Conestoga Way
Henderson, NV  89015

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Valence Technology, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended, (the "Act"), 1,015,998 shares of common stock (the "Shares") of the Company, including 846,665 shares (the "Newly Issued Shares") issued on June 29, 2000 and 169,333 shares (the "Warrant Shares") to be issued upon exercise of outstanding warrants (the "Warrants").

     We are of the opinion that the Newly Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable and that upon the issuance of the Warrant Shares pursuant to the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.


         Respectfully submitted,

         /s/ Troop Steuber Pasich Reddick & Tobey, LLP

         Troop Steuber Pasich Reddick & Tobey, LLP